Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-To-Date June
	2022	2021	Change	2022	2021	Change
Earnings Per Share–
As Reported[1] (See Notes)	$1.04	$0.35	$0.69	$2.01	$1.42	$0.59

Significant Factors:
Traditional Electric Operating Companies			$0.49			$0.51
Southern Power			0.06			0.04
Southern Company Gas			0.17			0.09
Parent Company and Other			(0.03)			(0.04)
Increase in Shares			—			(0.01)
Total–As Reported			$0.69			$0.59

	Three Months Ended June			Year-To-Date June
Non-GAAP Financial Measures	2022	2021	Change	2022	2021	Change
Earnings Per Share–
Excluding Items (See Notes)	$1.07	$0.84	$0.23	$2.05	$1.82	$0.23

Total–As Reported			$0.69			$0.59
Less:
Estimated Loss on Plants Under Construction[2]			0.28			0.31
Acquisition and Disposition Impacts			0.01			—
Wholesale Gas Services[3]			0.11			(0.01)
Asset Impairments[4]			0.06			0.06
Total–Excluding Items			$0.23			$0.23
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $2.00 for the three and six months ended June 30, 2022 and was $0.35 and $1.41 for the three and six months ended June 30, 2021, respectively.
(2)Earnings for the three and six months ended June 30, 2022 include a charge of $52 million pre tax ($39 million after tax), earnings for the three months ended June 30, 2021 include a charge of $460 million pre tax ($343 million after tax), and earnings for the six months ended June 30, 2021 include charges totaling $508 million pre tax ($379 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and six months ended June 30, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(3)Earnings for the three and six months ended June 30, 2021 include results of the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(4)Earnings for the three and six months ended June 30, 2021 include pre-tax impairment charges of $82 million ($58 million after tax) related to Southern Company Gas' investment in the PennEast Pipeline project and $7 million ($6 million after tax) related to a leveraged lease investment. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.